Exhibit 10.1

FORM OF NOTE PURCHASE AGREEMENT

Protalix BioTherapeutics, Inc.

2 Snunit Street, Science Park, POB 455

Carmiel 20100, Israel

Ladies and Gentlemen:

This Note Purchase Agreement (this “Agreement”) is made as of December 1, 2016, by and among Protalix BioTherapeutics, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and each purchaser identified on the signature pages hereof (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”). Each Purchaser hereby confirms its agreement with you as follows:

1.	The Company and such Purchaser is executing and delivering this Note Purchase Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Such Purchaser is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

2.	Subject to the terms and conditions of this Note Purchase Agreement, the Indenture (as defined below), the Security Agreement, dated as of the Closing Date (as defined in Section 1.1 of ANNEX B hereto), among the Company, the guarantors party thereto and Wilmington Savings Fund Society, FSB, as Collateral Agent (the “Collateral Agent”) (the “U.S. Security Agreement”), the Security Agreement/Debenture, dated as of the Closing Date, between Protalix Ltd. and Altshuler Shaham Trusts Ltd., as Security Trustee (the “Israeli Security Trustee”) (the “IP Charge”), the Security Agreement/Debenture, dated as of the Closing Date, between Protalix Ltd. and the Israeli Security Trustee (the “Floating Charge”), the Security Agreement/Debenture, dated as of the Closing Date, between the Company and the Israeli Security Trustee (the “Israeli Stock Pledge”) and together with the U.S. Security Agreement, the IP Charge and the Floating Charge, the “Security Agreements”) and the Engagement Letter, dated as of November 3, 2016, between Jefferies LLC (the “Placement Agent”) and the Company (such engagement letter, the “Engagement Letter” and, together with this Note Purchase Agreement, the Indenture, the Security Agreements and the Notes (as defined below), the “Transaction Agreements”), the Company has authorized the issuance and sale of up to $35 million aggregate principal amount of 7.50% Secured Convertible Notes (the “Notes”), to be issued pursuant to the Indenture to be dated as of the Closing Date, among the Company, The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and Wilmington Savings Fund Society, FSB, as collateral agent thereunder (the “Indenture”). The Notes are convertible into cash, shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, or a combination thereof, at the Company’s election. At the Closing (as defined in Section 1 of ANNEX B hereto), the Company will, subject to the terms of this Note Purchase Agreement (including the terms and conditions set forth in ANNEX B), issue and sell to such Purchaser and such Purchaser will buy from the Company, upon the terms and conditions hereinafter set forth, the principal amount of Notes shown on such Purchaser’s signature page hereof.

3.	The Notes purchased by such Purchaser will be delivered by electronic book entry through the facilities of The Depository Trust Company (“DTC”) to an account specified by such Purchaser set forth below and will be released by the Trustee, at the written instruction of the Company, to such Purchaser at the Closing.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

PROTALIX BIOTHERAPEUTICS, INC.

By:
Name:
Title

[Signature Page to Note Purchase Agreement]

Print or Type:

Name of Purchaser
(Individual or Institution)

Jurisdiction of Purchaser’s Executive Offices

Name of Individual representing Purchaser (if an Institution)

Title of Individual representing Purchaser (if an Institution)

$
Principal amount of Notes to Be Purchased

Number of shares of Common Stock beneficially owned by Purchaser on the date hereof [1]

Signature by:	Individual Purchaser or Individual representing Purchaser:

Address:
Telephone:
Facsimile:
Email:

*** Please note that if you are sub-allocating to multiple funds,

you must execute a signature page for each fund. ***

[1]	Include all shares of Common Stock, and all securities convertible into Common Stock on an as-converted basis, held by the Purchaser and all of its affiliates.

[Signature Page to Note Purchase Agreement]

SUMMARY INSTRUCTION SHEET FOR PURCHASER

(To be read in conjunction with the entire Note Purchase Agreement.)

Each Purchaser must complete the following items in the Note Purchase Agreement:

1.	Provide the information regarding such Purchaser requested on the signature page and Purchaser Questionnaire attached as Annex A to the Note Purchase Agreement (the “Purchaser Questionnaire”). The Note Purchase Agreement must be executed by an individual authorized to bind such Purchaser.

2.	On or prior to 5:00 p.m., New York City time, on December 1, 2016, return an executed original Note Purchase Agreement or a facsimile transmission (or other electronic transmission) thereof and the completed and executed Purchaser Questionnaire to:

Tim O’Connor
tim.oconnor@jefferies.com
Jefferies LLC
520 Madison Avenue, 2nd Floor
New York, New York 10022

3.	On or prior to 5:00 p.m., New York City time, on the business day immediately preceding the Closing Date (as defined in the Note Purchase Agreement), such Purchaser shall transfer the amount indicated below such Purchaser’s name on the applicable signature page to the Note Purchase Agreement above the title “Principal Amount of Notes to be Purchased,” in United States dollars and in immediately available funds, by wire transfer to the account of Jefferies, as the Company’s closing agent (in such capacity, the “Closing Agent”). No payments will be accepted on a delivery-versus-payment, or “DVP,” basis.

4.	On or prior to 10:00 a.m., New York City time, on the Closing Date, such Purchaser must instruct its custodian(s) to post a DWAC request for free receipt to The Bank of New York Mellon for such Purchaser’s aggregate principal amount [1] of Notes (CUSIP/ISIN # 74365AAC5 / US74365AAC53). It is important that this request be submitted on the Closing Date. If the request is submitted before the Closing Date, it will expire and need to be resubmitted on the Closing Date.

5.	Following the confirmation by the Closing Agent that the conditions set forth in the Note Purchase Agreement, other than with respect to the issuance of and delivery of the Notes, have been satisfied or waived, (i) the Closing Agent shall disburse on the Closing Date funds received by the Closing Agent on behalf of the Company (net of the agreed amount of fees and expenses of the Placement Agent) by wire transfer of immediately available funds to an account specified by the Company in accordance with the Company’s written wire instructions (which shall be provided to the Closing Agent by the Company at least one business day prior to the Closing Date) and (ii) the principal amount of Notes to be purchased by such Purchaser (as specified on such Purchaser’s signature page hereof) to be issued and delivered by electronic book entry through the facilities of DTC to the account specified by such Purchaser in its Purchaser Questionnaire will be released by the Trustee, at the written instruction of the Company, to such Purchaser upon receipt of Purchaser’s DWAC deposit request.

[1]	Note that the DWAC instruction should specify the principal amount, and not the number, of Notes.

S-1

6.	Please note that all wire transfers must be sent to the following account, and the name of the purchasing entity must be included in the wire:

Wire Information
ABA Routing Number:	021000018
Bank Name:	Bank of New York
Account Name:	Jefferies LLC
Account Number:	8900652772
Re:	[Purchaser’s Account or Sub-Account Name]

The Closing Agent will notify each Purchaser once the transaction has closed. Each Purchaser must instruct its custodian(s) to post a DWAC deposit in order to receive Notes on the Closing Date.

7.	If you have any questions, please contact Tim O’Connor of Jefferies at 212-284-8137.

S-2

ANNEX A

PROTALIX BIOTHERAPEUTICS, INC.

PURCHASER QUESTIONNAIRE

Pursuant to Section 1.4 of ANNEX B of the Note Purchase Agreement, please provide us with the following information:

Legal Name of Purchaser (i.e., Fund Name):
Address of Purchaser:

Attention:

Telephone Number:
Fax Number:

NOMINEE/CUSTODIAN (Name in which the Notes and, if applicable, Common Stock issued upon conversion of the Notes are to be registered if different than name of Purchaser):

DTC Number:

Tax I.D. Number or Social Security Number:
(If acquired in the name of a nominee/custodian, the taxpayer I.D. number of such nominee/custodian)

Person to Receive Copies of Transaction Documents:

Name:
Telephone Number:
Email:

Operations Contacts:

Primary:
Telephone Number:
Email:

Secondary:
Telephone Number:
Email:

Each Purchaser must be a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

*** Please note that if you are sub-allocating to multiple funds, you must complete one of these forms for each fund.

Annex A-1

ANNEX B

NOTE PURCHASE AGREEMENT

TERMS AND CONDITIONS

Capitalized terms used in this Annex B to the Note Purchase Agreement without definition have the respective meanings ascribed to them in the Note Purchase Agreement.

The Company agrees, and each Purchaser, severally and not jointly, agrees, as follows:

1.          Delivery of the Notes at the Closing; Termination.

1.1           Closing. The closing of the purchase and sale of the Notes (the “Closing”) shall occur at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, on the third business day following the execution of the Note Purchase Agreement or on such later date or at such different location as the parties shall agree in writing but not prior to the date that the conditions for Closing set forth below have been satisfied or waived by the appropriate party (the date of such Closing being referred to herein as the “Closing Date”).

1.2           Closing Deliveries. Subject to Section 1.3 below, (a) on or prior to the Closing Date, such Purchaser shall pay, in immediately available funds, the full amount of the purchase price for the Notes being purchased hereunder by wire transfer to the account specified by Jefferies, as closing agent (in such capacity, the “Closing Agent”) and (b) on the Closing Date, such Purchaser shall instruct its custodian(s) to post a DWAC request for free receipt to The Bank of New York Mellon for such Purchaser’s aggregate principal amount of Notes (CUSIP/ISIN # 74365AAC5 / US74365AAC53), which shall be made through the facilities of DTC. The name(s) in which the book-entry Notes are to be registered are set forth in such Purchaser’s Purchaser Questionnaire attached as ANNEX A to the Note Purchase Agreement.

1.3           Closing Mechanics.

(a)          On or prior to 5:00 p.m., New York City time, on the business day immediately preceding the Closing Date, such Purchaser will pay the full amount of the purchase price for the Notes being purchased hereunder to the Closing Agent as required by Section 1.2 above. In the event that such Purchaser shall fail to deliver all or any portion of the purchase price for the Notes being purchased on or before 5:00 p.m., New York City time, on the business day immediately preceding the Closing Date, the Closing Agent will be permitted (but will not be obligated), in its sole discretion, to fund the purchase price for the Notes being purchased on behalf of such Purchaser; provided, however, that the funding of the purchase of any Notes by the Closing Agent pursuant to this Section 1.3(a) will not relieve such Purchaser of any liability that it may have to the Company or the Closing Agent pursuant to the Note Purchase Agreement or for the breach of its obligations under the Note Purchase Agreement. In any such case in which the Closing Agent, in its sole discretion, has elected to fund the purchase price for the Notes being purchased on behalf of such Purchaser, the Closing Agent may direct the delivery and release of the Notes to the Closing Agent’s account pending payment by such Purchaser, and if such Purchaser has not fulfilled its obligation to purchase the Notes as set forth herein within two business days of the Closing Date, the Closing Agent will thereafter be entitled to direct disposition of the Notes in such manner as it deems appropriate (including the purchase thereof for its own account).

Annex B-1

(b)          In the event that the Closing Agent shall have funded the purchase of the Notes on behalf of such Purchaser under the circumstances set forth in clause 1.3(a) above, such Purchaser shall be obligated to repay the Closing Agent in exchange for the release of the Notes to such Purchaser at a purchase price for the Notes equal to 100% of the purchase price for the Notes being purchased by such Purchaser plus accrued interest from the Closing Date; provided, however, that if the Closing Agent has funded such purchase on behalf of such Purchaser, and such Purchaser subsequently makes payment to the Closing Agent before 9:00 a.m., New York City time, on the Closing Date, the purchase price shall equal the purchase price for such Notes plus an amount equal to the Closing Agent’s cost of intraday funds for such purchase.

(c)          The receipt of funds by the Closing Agent from such Purchaser shall be deemed to be irrevocable instructions from such Purchaser to the Closing Agent that the conditions to the Closing have been satisfied.

(d)          Funds received by the Closing Agent on behalf of the Company pursuant to this Section 1 (or funded by the Closing Agent in its sole discretion pursuant to Section 1.3(a) above) will be held in trust and not as property or in the title of the Closing Agent. On the Closing Date, or as soon as reasonably practicable thereafter, the Closing Agent will disburse such funds (net of the agreed amount of fees and expenses of the Placement Agent set forth in the Engagement Letter) by wire transfer of immediately available funds in accordance with the Company’s written wire instructions (which shall be provided to the Closing Agent at least one business day prior to the Closing Date), unless otherwise agreed to by the Company and the Closing Agent.

(e)          Immediately following the Company’s receipt of such funds, the Notes purchased by such Purchaser (as specified on the signature page hereof) will be issued by the Company and delivered pursuant to Section 1.2 above.

1.4           Conditions to the Company’s Obligations. The Company’s obligation to complete the purchase and sale of the Notes and deliver such Notes by book entry to such Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company:

(a)          receipt by the Company of same-day funds in the full principal amount of the Notes being purchased hereunder;

(b)          completion of the purchases of the Notes under the Note Purchase Agreement by the other Purchasers;

(c)          completion of the exchange and other transactions contemplated under the exchange agreement, dated December 1, 2016, by and among the Company and the parties identified therein (the “Exchange Agreement”);

Annex B-2

(d)          the accuracy of the representations and warranties made by such Purchaser and the other Purchasers in the Note Purchase Agreement; and

(e)          receipt by the Company from such Purchaser of the fully completed Purchaser Questionnaire (which is set forth in ANNEX A to the Note Purchase Agreement).

1.5           Conditions to the Purchasers’ Obligations. Such Purchaser’s obligation to pay for the Notes to be purchased by it shall be subject to the following conditions, any one or more of which may be waived by such Purchaser:

(a)          receipt by the Closing Agent on behalf of such Purchaser of the Note Purchase Agreement, executed and delivered by a responsible officer of the Company;

(b)          receipt by the Closing Agent on behalf of such Purchaser of fully executed copies of the Indenture and the Notes;

(c)          receipt by the Closing Agent on behalf of such Purchaser of the Security Agreements, executed and delivered by a responsible officer of the Company and each other party thereto;

(d)          the delivery to the Closing Agent on behalf of such Purchaser by U.S. counsel to the Company of a legal opinion substantially similar in substance to the form of opinion attached as ANNEX C-1 to the Note Purchase Agreement;

(e)          the delivery to the Closing Agent on behalf of such Purchaser by Israeli counsel to the Company of a legal opinion substantially similar in substance to the form of opinion attached as ANNEX C-2 to the Note Purchase Agreement;

(f)          receipt by the Closing Agent on behalf of such Purchaser of a certificate executed by the chief executive officer and the chief financial officer of the Company, dated as of the Closing Date, in substantially the form of certificate attached as ANNEX D to the Note Purchase Agreement;

(g)          receipt by the Closing Agent on behalf of such Purchaser of a certificate of the Secretary of the Company, dated as of the Closing Date, in substantially the form of certificate attached as ANNEX E to the Note Purchase Agreement:

(i)          certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by the Transaction Agreements and the sale of the Notes and the reservation and issuance of the shares of Common Stock potentially issuable upon the conversion of the Notes;

(ii)         certifying the current versions of the Certificate of Incorporation and the Bylaws of the Company; and

Annex B-3

(iii)        certifying as to the signatures and authority of the persons signing the Note Purchase Agreement and related documents on behalf of the Company;

(h)          receipt by the Closing Agent on behalf of the Purchaser of a certificate of good standing for the Company for its jurisdiction of incorporation;

(i)          on or prior to the Closing Date, the Company shall have received the approval of the Israeli National Authority for Technological Innovation (formerly known as the Office of the Chief Scientist of the Israeli Ministry of the Economy) (the “Israeli Innovation Authority”) in connection with the grant of a security interest in certain of the Security Assets (as defined in the IP Charge and the Floating Charge) and the Trustee shall have executed and delivered the undertakings on behalf of each Purchaser towards the Israeli Innovation Authority, in the form requested by the Israeli Innovation Authority;

(j)          the Common Stock shall continue to be listed on the New York Stock Exchange Market (“NYSE MKT”) as of the Closing Date; there shall have been no suspensions in the trading of the Common Stock as of the Closing Date; and the listing of additional shares notification form with respect to the maximum number of shares of Common Stock that may be issued upon conversion of the Notes (including the maximum number of Additional Shares (as defined in the Indenture) that may be added to the Conversion Rate (as defined in the Indenture)), assuming the Company elected to settle all conversions solely in shares of Common Stock, shall have been submitted to NYSE MKT and NYSE MKT shall have confirmed that it has no objection to such notification;

(k)          no injunction, restraining order, action or order of any nature by a governmental or regulatory authority shall have been issued, taken or made or no action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority of competent jurisdiction that would, prior to or as of the Closing Date, prevent or materially interfere with the consummation of the transactions contemplated by the Note Purchase Agreement; and

(l)          prior to the Closing, there shall not have occurred a material adverse effect or any development involving a prospective material adverse effect in the general affairs, business, properties, management, financial condition or results of operations of the Company from that set forth in the Disclosure Package and the Final Memorandum.

2.             Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, such Purchaser, the Placement Agent and the Closing Agent as follows:

2.1           The Preliminary Private Placement Memorandum, dated November 10, 2016, as amended by the Amended and Restated Preliminary Private Placement Memorandum, dated November 29, 2016, including any and all exhibits thereto and any information incorporated by reference therein (the “Preliminary Memorandum”), as of the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of its date and the Closing Date, the final private placement memorandum (as then amended or supplemented including any and all exhibits thereto and any information incorporated by reference therein, the “Final Memorandum”), did not and will not (and any amendment or supplement thereto, at the date thereof and at the Closing Date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information concerning the Placement Agent contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Placement Agent specifically for inclusion therein.

Annex B-4

2.2           The Preliminary Memorandum and the final term sheet related to the Notes distributed in connection with pricing the offering of the Notes (together with the Preliminary Memorandum, the “Disclosure Package”), at 4:00 P.M., New York City time, as of the date hereof (the “Execution Time”), does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information concerning the Placement Agent furnished to the Company by the Placement Agent specifically for use therein.

2.3           None of the Company, its affiliates (within the meaning of Rule 144 under the Securities Act) or any person acting on its or their behalf has directly or indirectly made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the offer and sale of the Notes or the Common Stock potentially issuable upon conversion thereof under the Securities Act.

2.4           None of the Company, its Affiliates or any person acting on its or their behalf has: (a) engaged in any form of general solicitation or general advertising in connection with any offer or sale of the Notes or (b) engaged in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Notes or the Common Stock potentially issuable upon conversion thereof.

2.5           The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

2.6           No registration under the Securities Act of the offer and sale of the Notes or the Common Stock potentially issuable upon conversion thereof is required for, and no qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) promulgated thereunder is required in connection with, the offer and sale of the Notes to the Purchasers in the manner contemplated herein, the Disclosure Package and the Final Memorandum.

2.7           The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum will not be, an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

Annex B-5

2.8           The Company is subject to and in full compliance with the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”).

2.9           The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in the Note Purchase Agreement and the Engagement Letter).

2.10         The Company has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes or the shares of Common Stock potentially issuable upon conversion of the Notes.

2.11         The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Memorandum, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

2.12         Each subsidiary of the Company has been duly incorporated and is validly existing under the laws of its state of incorporation or formation, is duly qualified to do business in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

2.13         All the outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Memorandum, all outstanding shares of capital stock of the subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance.

Annex B-6

2.14         The authorized, issued and outstanding capital stock of the Company is as set forth in each of the Disclosure Package and the Final Memorandum (other than for subsequent issuances, if any, pursuant to employee benefit plans described in each of the Disclosure Package and the Final Memorandum or upon the exercise of outstanding options or warrants described in each of the Disclosure Package and the Final Memorandum); the Common Stock conforms in all material respects to the description thereof contained in each of the Disclosure Package and the Final Memorandum; all of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws; none of the outstanding shares of Common Stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company; there are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those accurately described in each of the Disclosure Package and the Final Memorandum; the description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth in each of the Disclosure Package and the Final Memorandum accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options and rights; all grants of options to acquire shares of Common Stock (each, a “Company Stock Option”) were validly issued and approved by the Board of Directors of the Company, a committee thereof or an individual with authority duly delegated by the Board of Directors of the Company or a committee thereof; grants of Company Stock Options were (a) made in material compliance with all applicable laws and (b) as a whole, made in material compliance with the terms of the plans under which such Company Stock Options were issued; there is no and has been no policy or practice of the Company to coordinate the grant of Company Stock Options with the release or other public announcement of material information regarding the Company or its results of operations or prospects; the maximum number of shares of Common Stock initially issuable upon conversion of the Notes (including the maximum number of Additional Shares (as defined in the Indenture) that may be added to the Conversion Rate (as defined in the Indenture), assuming Capped Combination Settlement (as defined in the Indenture) and assuming that the NYSE MKT Shareholder Approval (as defined in the Indenture) has been obtained, with the number of shares of Common Stock included in each Daily Settlement Amount (as defined in the Indenture) equal to the Daily Share Cap (as defined in the Indenture)), have been duly authorized and, when issued upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable; the Board of Directors of the Company has duly and validly adopted resolutions reserving such shares of Common Stock for issuance upon conversion of the Notes; the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Notes or the shares of Common Stock potentially issuable upon conversion thereof; and, except as described in each of the Disclosure Package and the Final Memorandum, the Company has not sold or issued any shares of Common Stock during the six-month period preceding the date of the Final Memorandum, including any sales pursuant to Rule 144A under, or Regulations D or S of, the Securities Act other than shares issued pursuant to employee benefit plans, qualified stock options plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.

2.15         Protalix Ltd. is authorized to pledge to Altshuler Shaham Trust Ltd., as security trustee, for the benefit of the Trustee (on behalf of the Purchasers), a security interest in all (or a portion) of its assets, subject to the approval of the Israeli National Authority for Technological Innovation and in accordance with the provisions of the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984 (the “Research Law”).

Annex B-7

2.16         Other than as stipulated in Section 2.15 and as may be required under the blue sky laws of any jurisdiction in which the Notes are offered and sold, no consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated by the Transaction Agreements. No shareholder approval is required under the rules of The NYSE MKT in connection with the initial sale of the Notes.

2.17         The statements in or incorporated by reference in the Preliminary Memorandum and the Final Memorandum under the headings “U.S. Federal Income Tax Consequences,” “Business—Intellectual Property,” “Business—International Regulation,” “Business—Israeli Government Programs,” “Risk Factors—Risks Related to Intellectual Property Matters—If we fail to adequately protect or enforce our intellectual property rights or secure rights to third-party patents, the value of our intellectual property rights would diminish and our business, competitive position and results of operations would suffer,” “Risk Factors—Risks Related to Intellectual Property Matters—If we cannot meet requirements under our license agreements, we could lose the rights to our products, which could have a material adverse effect on our business” and “Risk Factors—Risks Relating to Our Operations in Israel,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries in all material respects of such legal matters, agreements, documents or proceedings.

2.18         The Note Purchase Agreement has been duly authorized, executed and delivered by the Company; the Security Agreements have been duly authorized, executed and delivered by the Company or Protalix Ltd., as applicable; the Indenture has been duly authorized and, assuming due authorization, execution and delivery thereof by the Trustee and the Collateral Agent, when executed and delivered by the Company and the guarantors party thereto, will constitute a legal, valid, binding instrument enforceable against the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Purchasers, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity) and will be convertible into Common Stock in accordance with their terms.

2.19         None of the execution and delivery of the Transaction Agreements, the issuance and sale of the Notes or the issuance of the Common Stock upon conversion thereof, the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof, will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (a) the charter or by-laws or comparable constituting documents of the Company or any of its subsidiaries; (b) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject; or (c) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except, in the cases of clauses (b) and (c), as would not, singly or in the aggregate, have a Material Adverse Effect.

Annex B-8

2.20         The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the Disclosure Package and the Final Memorandum present fairly the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated and comply as to form with the applicable accounting requirements of Regulation S-X under the Securities Act; and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

2.21         No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the knowledge of the Company, threatened that (a) could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance of the Transaction Agreements or the consummation of any of the transactions contemplated hereby or thereby or (b) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum.

2.22         Each of the Company and its subsidiaries owns or leases all such properties as are reasonably necessary to the conduct of its operations as presently conducted.

2.23         Neither the Company nor any of its subsidiaries is in violation or default of (a) any provision of its charter or bylaws or comparable constituting documents; (b) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (c) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except, in the cases of clauses (b) and (c), as would not, singly or in the aggregate, have a Material Adverse Effect.

2.24         Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, which has certified certain financial statements of the Company and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Disclosure Package and the Final Memorandum, is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and the applicable published rules and regulations thereunder and under the rules of the Public Company Accounting Oversight Board.

Annex B-9

2.25         There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of the Note Purchase Agreement or the issuance, sale or resale of the Notes or upon the issuance of Common Stock upon the conversion thereof.

2.26         The Company has filed all applicable tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure to so file would not have a Material Adverse Effect and except as set forth or contemplated in the Disclosure Package and the Final Memorandum) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum.

2.27         No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum.

2.28         The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments; there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except as set forth or contemplated in the Disclosure Package and the Final Memorandum.

2.29         No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated in the Disclosure Package and the Final Memorandum.

2.30         The Company and its subsidiaries possess and are in compliance in all material respects with the terms of all licenses, approvals, orders, certificates, permits and other authorizations (collectively, “Licenses”) issued by all applicable authorities, including, without limitation, all such Licenses required by the U.S. Food and Drug Administration or any component thereof and/or by any other U.S. state, local or foreign government or drug regulatory agency (collectively, the “Regulatory Agencies”) necessary to conduct their respective businesses as described in the Disclosure Package and the Final Memorandum, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such License that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth or contemplated in the Disclosure Package and the Final Memorandum, and all such Licenses are in full force and effect.

Annex B-10

2.31         The preclinical tests and clinical trials that are described in, or the results of which are referred to in, the Disclosure Package and the Final Memorandum were and, if still pending, are being conducted in all material respects in accordance with protocols filed with the appropriate Regulatory Agencies for each such test or trial, as the case may be, and with standard medical and scientific research procedures and all applicable statutes, directives, rules and regulations of the Regulatory Agencies, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder; each description of such tests and trials, and the results thereof, contained in the Disclosure Package and the Final Memorandum is accurate and complete in all material respects and fairly presents the data about and derived from such tests and trials, and the Company has no knowledge of any other studies or tests, the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the Disclosure Package and the Final Memorandum; neither the Company nor its subsidiaries has received any notices or other correspondence from any Regulatory Agency requiring the termination, suspension or modification of any clinical trials that are described or referred to in the Disclosure Package and the Final Memorandum; and each of the Company and its subsidiaries has operated and currently is in compliance in all material respects with all applicable rules and regulations of the Regulatory Agencies.

2.32         The Company and each of its subsidiaries: (a) are and have been in material compliance with applicable health care laws, including, without limitation, the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the exclusion laws, Social Security Act § 1128 (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and the regulations promulgated pursuant to such laws, and comparable state laws, and all other local, state, federal, national, supranational and foreign laws, manual provisions, policies and administrative guidance relating to the regulation of the Company and its subsidiaries (collectively, “Health Care Laws”); (b) have not received notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Regulatory Agency or third party alleging that any product operation or activity is in material violation of any Health Care Laws and has no knowledge that any such Regulatory Agency or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; and (c) are not a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order or similar agreements or have any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any governmental authority. Neither the Company nor its subsidiaries or any of their officers, directors, employees, agents or contractors has been or is currently debarred, suspended or excluded from participation in the Medicare and Medicaid programs or any other state or federal health care program.

Annex B-11

2.33         The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its subsidiaries’ internal controls over financial reporting are effective, and the Company and its subsidiaries are not aware of any material weakness in their internal control over financial reporting.

2.34         The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed in the Company’s Exchange Act reports is recorded, processed, summarized and reported within the time periods specified by the Commission and that material information related to the Company and its consolidated subsidiaries is made known to management, including the Company’s Chief Executive Officer and Chief Financial Officer, particularly during the period when the Company’s periodic reports are being prepared to allow timely decisions regarding required disclosure.

2.35         The Company and its subsidiaries (a) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (b) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (c) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum. Except as set forth in the Disclosure Package and the Final Memorandum, neither the Company nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

2.36         In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth or contemplated in the Disclosure Package and the Final Memorandum.

Annex B-12

2.37         None of the following events has occurred or exists: (a) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan (as defined below), determined without regard to any waiver of such obligations or extension of any amortization period; (b) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries that could have a Material Adverse Effect, except as set forth or contemplated in the Disclosure Package and the Final Memorandum; (c) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its subsidiaries that could have a Material Adverse Effect, except as set forth or contemplated in the Disclosure Package and the Final Memorandum. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of FASB ASC Topic 715) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that could have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum; or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its subsidiaries related to their employment that could have a Material Adverse Effect, except as set forth or contemplated in the Disclosure Package and the Final Memorandum. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company or any of its subsidiaries may have any liability.

2.38         The subsidiaries listed on ANNEX F to the Note Purchase Agreement are the only “significant subsidiaries” of the Company (as defined in Rule 1-02 of Regulation S-X).

2.39         None of the Company, its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate (as defined below) of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; the Company, its subsidiaries and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. “Affiliate” has the meaning given to it in Rule 144(a) under the Securities Act.

Annex B-13

2.40         The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

2.41         None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and the Company will not, directly or indirectly, use the proceeds of the offering of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

2.42         There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402, related to loans, and Sections 302 and 906, related to certifications.

2.43         The Company and its subsidiaries own, possess, license or otherwise have adequate rights to use, on reasonable terms, all patents, trademarks, service marks, trade names, copyrights and copyrightable works, licenses, inventions, trade secrets, technology, know-how (whether or not patentable) and other intellectual property or proprietary rights (including all registrations and applications for registration of, and all goodwill associated with, the foregoing) (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted and as proposed in the Final Memorandum to be conducted. Except as set forth or incorporated by reference in the Preliminary Memorandum and the Final Memorandum or otherwise, the Company and its subsidiaries would not, singly or in the aggregate, have a Material Adverse Effect: (a) there are no rights of third parties to any such Intellectual Property; (b) to the Company’s knowledge, there is no material infringement by third parties of any such Intellectual Property; (c) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (d) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (e) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any Intellectual Property or other proprietary rights of others, and the Company is unaware of any other fact which would form a reasonable basis for any such claim; (f) there is no U.S. patent or published U.S. patent application which contains claims that have (or may have) priority over or dominate (or may dominate) any Intellectual Property described in the Disclosure Package and the Final Memorandum as being owned by or licensed to the Company or that interferes with the issued or pending claims of any such Intellectual Property; and (g) there is no prior art of which the Company is aware that may render any U.S. patent held by the Company invalid or any U.S. patent application held by the Company unpatentable that has not been disclosed to the U.S. Patent and Trademark Office.

Annex B-14

2.44         Each of the Company’s directors and executive officers has executed and delivered to the Company a lock-up agreement in the form of ANNEX G to the Note Purchase Agreement.

2.45         The Company has not engaged any broker, finder, commission agent or other person (other than the Placement Agent) in connection with the offering and sale of the Notes contemplated hereby or any of the transactions contemplated in the Transaction Agreements, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions (other than commissions or fees to the Placement Agent).

3.             Representations, Warranties and Covenants of the Purchasers. Such Purchaser represents and warrants to, and covenants with, the Company, the Placement Agent and the Closing Agent that:

3.1           Purchaser Status

. Such Purchaser acknowledges that (a) it meets the definition of “qualified institutional buyers” as defined in Rule 144A(a)(1) under the Securities Act; and (b) is not an entity formed for the sole purpose of acquiring the Notes. Such Purchaser is not an “affiliate” of the Company within the meaning of Rule 144 under the Securities Act.

3.2           Experience. (a) Such Purchaser is knowledgeable, sophisticated and experienced in financial and business matters and in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Notes (and the Common Stock into which the Notes are potentially convertible), and such Purchaser has undertaken an independent analysis of the merits and the risks of an investment in the Notes (and the Common Stock into which the Notes are potentially convertible) and has reviewed carefully the Disclosure Package (and will review carefully the Final Memorandum, as of its date), based on such Purchaser’s own financial circumstances; (b) such Purchaser understands that its investment in the Notes (and the Common Stock into which the Notes are potentially convertible) involves a significant degree of risk, including a risk of total loss of such Purchaser’s investment, and such Purchaser understands that the market price of the Common Stock into which such Notes are potentially convertible has been volatile and that no representation is being made as to the future value of the Common Stock; (c) such Purchaser has had the opportunity to request, receive, review and consider all information it deems relevant in making an informed decision to purchase the Notes (and the Common Stock into which the Notes are potentially convertible) and to ask questions of, and receive answers from, the Company concerning such information; (d) such Purchaser will comply with the Securities Act as applicable to it in connection with resales of the Notes, or the Common Stock into which the Notes are convertible, pursuant to any exemption from the Securities Act; and (e) such Purchaser has, in connection with its decision to purchase the principal amount of Notes set forth on the signature page to the Note Purchase Agreement, relied solely upon the Disclosure Package (and the Final Memorandum, as of its date) and the representations and warranties of the Company contained herein, and such Purchaser has not relied on the Placement Agent or the Closing Agent in negotiating the terms of its investment in the Notes (and the Common Stock into which the Notes are potentially convertible), and, in making a decision to purchase the Notes (and the Common Stock into which the Notes are potentially convertible), such Purchaser has not received or relied on any communication, investment advice or recommendation from the Placement Agent or the Closing Agent.

Annex B-15

3.3           Intent. Such Purchaser is acquiring the principal amount of Notes set forth on the signature page to the Note Purchase Agreement in the ordinary course of its business and for its own account and with no present intention of distributing any of such Notes or the Common Stock potentially issuable upon conversion of the Notes or any arrangement or understanding with any other Persons regarding the distribution of such Notes or Common Stock.

3.4           Source of Funds. Such Purchaser of the Notes will be deemed to have represented and agreed that either (a) such Purchaser is not a “plan” (as defined in ERISA, and which term includes: (i) “employee benefit plans” (as defined in Section 3(3) of ERISA); (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) or to provisions under applicable Federal, state, local, non-U.S. or similar laws; and (iii) entities the underlying assets of which are considered to include “plan assets” of such plans, accounts and arrangements) and it is not purchasing the Notes on behalf of, or with the “plan assets” of, any “plan” (as so defined); or (b) such Purchaser’s purchase, holding and subsequent disposition of the Notes either (i) are not a prohibited transaction under ERISA or the Code and are otherwise permissible under all applicable similar laws or (ii) are entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more available statutory, class or individual prohibited transaction exemptions and are otherwise permissible under all applicable similar laws.

3.5           Reliance on Exemptions. Such Purchaser understands that the Notes (and the Common Stock into which the Notes are potentially convertible) are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the rules and regulations promulgated thereunder, and state securities laws and that the Company is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Notes (and the Common Stock into which the Notes are potentially convertible).

Annex B-16

3.6           Confidentiality. For the benefit of the Company, such Purchaser previously agreed to keep confidential all information concerning the private placement of Notes. Such Purchaser is prohibited from reproducing or distributing the Note Purchase Agreement, the Preliminary Memorandum and Final Memorandum or any other offering materials or other information provided by the Company in connection with such Purchaser’s consideration of its investment in the Company, in whole or in part, or divulging or discussing any of their contents, except to its financial, investment or legal advisors, on a confidential basis, in connection with its proposed investment in the Notes (and the Common Stock into which the Notes are potentially convertible) or as required by applicable law or regulation. Further, such Purchaser understands that the existence and nature of all conversations and presentations, if any, regarding the Company and the offering of Notes must be kept strictly confidential. Such Purchaser understands that the federal securities laws impose restrictions on trading based on information regarding the offering of Notes. In addition, such Purchaser hereby acknowledges that unauthorized disclosure of information regarding the offering of Notes may result in a violation of Regulation FD. This obligation will terminate upon the filing by the Company of the press release or Current Report on Form 8-K referred to in Section 4(a) below, which shall include any material, non-public information provided to such Purchaser prior to the date hereof. The foregoing agreements shall not apply to any information that is or becomes publicly available through no fault of such Purchaser, or that such Purchaser is legally required to disclose; provided, however, that if such Purchaser is requested or ordered to disclose any such information pursuant to any court or other government order or any other applicable legal procedure, it shall use its reasonable best efforts to provide the Company with prompt notice of any such request or order in time sufficient to enable the Company to seek an appropriate protective order.

3.7           Investment Decision. Such Purchaser understands that nothing in the Note Purchase Agreement or any other materials presented to such Purchaser in connection with the purchase and sale of the Notes (and the Common Stock into which the Notes are potentially convertible) constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Notes (and the Common Stock into which the Notes are potentially convertible).

3.8           Legend. Such Purchaser understands that the Notes and the Common Stock will initially bear the restrictive legends as set forth in the Indenture and that the Company will make a notation on its records and give instructions to the Trustee and any transfer agent of the Common Stock in order to implement the restrictions on transfer set forth and described herein.

3.9           Residency. Such Purchaser’s principal executive offices are in the jurisdiction set forth immediately below such Purchaser’s name on the signature page hereto.

Annex B-17

3.10         Organization; Validity; Enforcements ; Undertaking. (a) Such Purchaser has full right, power and authority to enter into the Note Purchase Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of the Note Purchase Agreement, (b) the making and performance of the Note Purchase Agreement by such Purchaser and the consummation of the transactions herein contemplated will not violate any provision of the organizational documents of such Purchaser or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which such Purchaser is a party or, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to such Purchaser, (c) no consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental agency or body is required on the part of such Purchaser for the execution and delivery of the Note Purchase Agreement or the consummation of the transactions contemplated by the Note Purchase Agreement, (d) upon the execution and delivery of the Note Purchase Agreement, the Note Purchase Agreement shall constitute a legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions of general application relating to or affecting the enforcement of creditors’ rights generally and the application of equitable principles relating to the availability of remedies and except as rights to indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws; (e) there is not in effect any order enjoining or restraining such Purchaser from entering into or engaging in any of the transactions contemplated by the Note Purchase Agreement; and (f) each Purchaser undertakes (i) to observe all the requirements of the Research Law and the provisions of the applicable regulations, rules, procedures and benefit plans, as applied to Protalix Ltd. and as directed by the research committee of the Israeli Innovation Authority (the “Research Committee”), in particular those requirements relating to the prohibitions on the transfer of know-how and/or production rights; and (ii) as a shareholder of the Company, to make all reasonable efforts that Protalix Ltd. shall observe strictly all the requirements of the Research Law and the provisions of the applicable regulations, rules, procedures and benefit plans, as applied to Protalix Ltd. and as directed by the Research Committee, in particular those requirements relating to the prohibitions on the transfer of know-how and/or production rights. Each Purchaser hereby irrevocably authorizes and empowers the Trustee, the Collateral Agent and the Israeli Security Trustee to execute on its behalf the standard undertaking in the form requested by the Israeli Innovation Authority.

4.             Covenants. The Company shall:

(a)          issue a press release or file with the Commission a Current Report on Form 8-K publicly disclosing all material non-public information provided to the Purchasers in connection with the transactions contemplated by the Note Purchase Agreement on or before 9:00 a.m., New York City time, on the first business day following the date hereof;

(b)          not, and shall cause each of its subsidiaries and each of their respective officers, directors, employees and agents not to, provide any Purchaser with any material, non-public information regarding the Company or any of its subsidiaries from and after the issuing or filing of such press release or current report on Form 8-K, as applicable, pursuant to Section 4(a) above without the express written consent of such Purchaser;

Annex B-18

(c)          not, during the period ending 90 days after the date hereof, without the prior written consent of the Placement Agent, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; (iii) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (iv) publicly announce any intention to take any of the actions specified in clauses (i) through (iii) above; provided, however, that the foregoing restrictions shall not apply to (A) the issuance of the Notes pursuant to the Note Purchase Agreement or the Exchange Agreement; (B) the issuance by the Company of any Common Stock or securities convertible into or exercisable or exchangeable for Common Stock to partners, licensees, consultants and service providers, provided that (x) the aggregate number of shares of Common Stock issued, or underlying convertible, exercisable or exchangeable securities issued, pursuant to this clause (B) cannot exceed 5% of the number of shares of Common Stock outstanding as of the execution and delivery of this Note Purchase Agreement; and (y) each recipient of such Common Stock or other securities must, prior to or concurrently with receiving, or entering into a definitive agreement to receive, such Common Stock or other securities, execute and deliver to the Company a lock-up agreement substantially in the form of ANNEX G to this Note Purchase Agreement; (C) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and disclosed in the Disclosure Package and the Final Placement Memorandum; (D) the granting or exercise of options or stock purchase rights pursuant to the Company’s stock option and stock purchase plans, whenever granted; or (E) the issuance of any Common Stock upon the conversion of any Notes in accordance with the Indenture;

(d)          on or prior to the date hereof, have furnished to the Closing Agent each of the lock-up agreements referred to in Section 2.44 above, and such agreements shall be in full force and effect on the Closing Date;

(e)          make all necessary filings required by, and otherwise comply with, all applicable state or foreign securities or “blue sky” laws in connection with the purchase and sale of Notes contemplated by the Note Purchase Agreement;

(f)          file and take all other actions to perfect such interests as described in the U.S. Security Agreement, the Intellectual Property Security Agreements (as defined in the U.S. Security Agreement), the IP Charge and the Floating Charge;

(g)          cause all shares of Common Stock, if any, issued upon conversion of the Notes to be listed on each securities exchange, if any, on which other shares of Common Stock are then listed; and

(h)          use commercially reasonable efforts to obtain shareholder approval to amend its Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to an amount that is sufficient to cover any issuances of Common Stock under the Indenture, assuming Physical Settlement (as defined in the Indenture).

Annex B-19

5.             Perfection in Israel. The Company has authorized Meitar Liquornik Geva Leshem Tal, Israeli counsel for Highbridge Tactical Credit & Convertibles Master Fund, one of the Purchasers, to submit the documents required in order to (i) file for registration at the Israeli Registrar of Companies the U.S. Security Agreement, the Intellectual Property Security Agreements (as defined in the U.S. Security Agreement), the IP Charge and the Floating Charge and (ii) file for registration at the Israeli Registrar of Pledges the Israeli Stock Pledge, in each case as promptly as possible following the Closing Date, but in any event no later than ten business days following the Closing Date.

6.             Broker’s Fee. Such Purchaser acknowledges that the Company intends to pay to the Placement Agent a fee in respect of the sale of the Notes to such Purchaser. Such Purchaser and the Company agree that such Purchaser shall not be responsible for such fee and that the Company will indemnify and hold harmless such Purchaser against any losses, claims, damages, liabilities or expenses, joint or several, to which such Purchaser may become subject with respect to such fee. Each of the parties hereto represents that, on the basis of any actions and agreements by it, there are no other brokers or finders entitled to compensation in connection with the sale of the Notes to such Purchaser.

7.             Independent Nature of Purchasers’ Obligations and Rights. The obligations of such Purchaser under the Note Purchase Agreement are several and not joint with the obligations of any other Purchaser, and such Purchaser shall not be responsible in any way for the performance of the obligations of any other Purchaser under the Note Purchase Agreement. The decision of such Purchaser to purchase the Notes (and the Common Stock into which the Notes are potentially convertible) pursuant to the Note Purchase Agreement has been made by such Purchaser independently of any other Purchaser. Nothing contained in the Note Purchase Agreement, and no action taken by such Purchaser pursuant hereto, shall be deemed to constitute a partnership, an association, a joint venture or any other kind of entity among such Purchaser and the other Purchasers, or to create a presumption that any of the foregoing are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Note Purchase Agreement. Such Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no other Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Notes (and the Common Stock into which the Notes are potentially convertible) or enforcing its rights under the Note Purchase Agreement. Such Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of the Note Purchase Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

8.             Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, email, confirmed facsimile or nationally recognized overnight express courier postage prepaid and shall be deemed given when so mailed and shall be delivered as addressed as follows:

Annex B-20

(x)          if to the Company, to:

Protalix BioTherapeutics, Inc.
2 Snunit Street, Science Park, POB 455,
Carmiel 20100, Israel
Attention: Moshe Manor, President and Chief Executive Officer
Facsimile: 972-4-902-8102
Email: moshe.manor@protalix.com

with a copy to:

Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019
Attention: Anna T. Pinedo
Facsimile: 1-212-468-7900
Email: apinedo@mofo.com

(y)          if to such Purchaser, at its address as set forth on this signature page to the Note Purchase Agreement or at such other address or addresses as may have been furnished to the Company in writing.

9.             Changes. The Note Purchase Agreement may not be modified or amended as between such Purchaser and the Company except pursuant to an instrument in writing signed by the Company and such Purchaser. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the Company and such Purchaser and upon any future holder of any Notes or any shares of Common Stock issued upon conversion of the Notes (or any successor securities thereto) purchased by such Purchaser pursuant hereto.

10.           Survival of Agreements; Non-Survival of Company Representations and Warranties. Notwithstanding any investigation made by any party to the Note Purchase Agreement or by the Placement Agent, all covenants and agreements made by the Company and such Purchaser herein and in the Notes delivered pursuant hereto shall survive the execution of the Note Purchase Agreement, the delivery to such Purchaser of the Notes being purchased and the payment therefor.

11.           Headings. The headings of the various sections of the Note Purchase Agreement have been inserted for convenience of reference only and shall not be deemed to be part of the Note Purchase Agreement.

12.           Severability. In case any provision contained in the Note Purchase Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Annex B-21

13.           Governing Law; Venue. The Note Purchase Agreement is to be construed in accordance with the internal laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Note Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereby irrevocably waives any right it may have to, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of the Note Purchase Agreement or any transaction contemplated hereby. If either party shall commence a proceeding to enforce any provisions of the Note Purchase Agreement, then the prevailing party in such proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

14.           Counterparts. The Note Purchase Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Delivery of an executed counterpart of the Note Purchase Agreement by facsimile transmission or electronic mail in PDF form shall be as effective as delivery of a manually executed counterpart hereof.

15.           Entire Agreement. The Note Purchase Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein, and, except as specifically set forth herein or therein, neither the Company nor such Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of the Note Purchase Agreement.

16.           Fees and Expenses. Except as set forth herein and in the Engagement Letter, each of the Company and such Purchaser shall pay its fees and expenses related to the transactions contemplated by the Note Purchase Agreement.

17.           Parties. The Note Purchase Agreement is made solely for the benefit of and is binding upon such Purchaser and the Company and, to the extent provided in Section 19 below, any Person controlling the Company or such Purchaser, the officers and directors of the Company and their respective executors, administrators, successors and assigns. No other Person shall acquire or have any right under or by virtue of the Note Purchase Agreement, except that each of the Placement Agent and the Closing Agent is an intended third-party beneficiary of the Note Purchase Agreement (including pursuant to Section 19 below). The term “successors and assigns” shall not include any subsequent purchaser, as such purchaser, of the Notes sold to such Purchaser pursuant to the Note Purchase Agreement or any shares of Common Stock issued to such Purchaser upon the conversion of such Notes.

Annex B-22

18.           Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurance as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of the Note Purchase Agreement.

19.           Reliance by and Exculpation of the Placement Agent and the Closing Agent. Such Purchaser acknowledges that (a) neither the Placement Agent nor the Closing Agent has made, and neither of them will make, any representations and warranties with respect to the Company or the offer and sale of the Notes, and such Purchaser will not rely on any statements made by the Placement Agent or the Closing Agent, orally or in writing, to the contrary; (b) it will be responsible for conducting its own due diligence investigation with respect to the Company and the offer and sale of the Notes; (c) it will be purchasing Notes based on the results of its own due diligence investigation of the Company; (d) it has negotiated the offer and sale of the Notes directly with the Company, and neither the Placement Agent nor the Closing Agent will be responsible for the ultimate success of any such investment; and (e) the decision to invest in the Notes will involve a significant degree of risk, including a risk of total loss of such investment. Such Purchaser further represents and warrants that it, including any fund or funds that it manages or advises that participates in the offer and sale of the Notes, is permitted under its constitutive documents (including, without limitation, all limited partnership agreements, charters, bylaws, limited liability company agreements, all applicable side letters with investors, and similar documents) to make investments of the type contemplated by the Note Purchase Agreement. In light of the foregoing, to the fullest extent permitted by law, each of such Purchaser and the Company releases the Placement Agent, the Closing Agent and their respective employees, officers and affiliates from any liability with respect to such Purchaser’s participation in the offer and sale of the Notes, including, but not limited to, any improper payment made in accordance with the information provided by the Company. This Section 19 shall survive any termination of this Note Purchase Agreement. The Placement Agent has introduced such Purchaser to the Company in reliance on such Purchaser’s understanding and agreement to this Section 19.

The parties agree and acknowledge that the Placement Agent and the Closing Agent may rely on the representations, warranties, agreements and covenants of the Company contained in the Note Purchase Agreement and may rely on the representations and warranties of the respective Purchasers contained in the Note Purchase Agreement as if such representations, warranties, agreements and covenants, as applicable, were made directly to the Placement Agent and the Closing Agent. The parties further agree that the Placement Agent and the Closing Agent may rely on the legal opinions to be delivered pursuant to Section 1.5(d) or 1.5(e) hereof and the certificates to be delivered pursuant to Section 1.5(f) or 1.5(g).

Each party hereto agrees for the express benefit of the Placement Agent and the Closing Agent that: (1) neither the Placement Agent nor the Closing Agent, and none of their respective affiliates or representatives, (A) shall be liable for any improper payment made in accordance with the information provided by the Company; (B) makes any representation or warranty, or has any responsibilities, as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to the Note Purchase Agreement; or (C) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by the Note Purchase Agreement; or (y) for anything which any of them may do or refrain from doing in connection with the Note Purchase Agreement, except for such party’s own gross negligence, willful misconduct or bad faith; and (2) the Placement Agent and the Closing Agent, and each of their respective affiliates and representatives, shall be entitled to (A) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company; and (B) be indemnified by the Company for acting as Placement Agent and Closing Agent, respectively, hereunder.

[Remainder of Page Left Intentionally Blank]

Annex B-23